Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

AMONG

HOOKER FURNITURE CORPORATION,

B-Y ACQUISITION LLC,

THE MEMBERS OF BRADINGTON-YOUNG, LLC

AND

BRADINGTON-YOUNG, LLC

Dated as of December 27, 2002

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1	Definitions	1

	ARTICLE II PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of Assets	6
2.2	Excluded Assets	7
2.3	Assumed Liabilities	7
2.4	Purchase Price	9
2.5	Adjustment to the Purchase Price	9
2.6	Escrow	10

	ARTICLE III RELATED AGREEMENTS

3.1	Related Agreements	10

	ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MANAGEMENT MEMBERS

4.1	Organization; Qualification; Capitalization of Subsidiaries	11
4.2	Authority Relative to this Agreement	12
4.3	No Violation	12
4.4	Consents and Approvals	12
4.5	Compliance with Laws	12
4.6	Licenses and Permits	13
4.7	Environmental Matters	13
4.8	Financial Statements	13
4.9	Absence of Change	14
4.10	Undisclosed Liabilities	14
4.11	Labor and Employment Matters	15
4.12	Litigation	15
4.13	Title	15
4.14	Real Property	15
4.15	Leases	16
4.16	Contracts	16
4.17	Intellectual Property	17
4.18	Trade Accounts Receivable and Payable	17
4.19	Inventory	17
4.20	Maintenance of the Equipment	17

4.21	Sufficiency of Purchased Assets	17
4.22	Employee Benefit Plans	18
4.23	Current Information	20
4.24	Tax Matters	20
4.25	Insurance	21
4.26	Insider Interests	21
4.27	Certain Practices	21
4.28	Product Warranty	21
4.29	Product Liability	21
4.30	Finders	22
4.31	Full Disclosure	22

	ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOOKER AND BUYER

5.1	Organization; Qualification	22
5.2	Authority Relative to this Agreement	22
5.3	No Violation	22
5.4	Consents and Approvals	23
5.5	Litigation	23
5.6	Finders	23
5.7	Environmental Reports	23

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Conduct of Business	23
6.2	Forbearances by Seller	24
6.3	Purchased Receivables	25
6.4	Bulk Sales Laws	25
6.5	Investigation of Businesses and Properties	26
6.6	Disclosure; Confidentiality	26
6.7	Subsequent Events	26
6.8	Exclusive Dealing	26
6.9	Allocation of Purchase Price	27
6.10	Taxes and Recording Fees	27
6.11	Proration of Rent, Utility Charges, etc.	27
6.12	Mail Received After Closing	28
6.13	Retention of Books and Records	28
6.14	Expenses	28
6.15	Efforts to Consummate	28
6.16	Further Assurances	28
6.17	Employee Matters	29
6.18	Name Change	30
6.19	[INTENTIONALLY OMITTED]	30
6.20	Warranty Obligations	30
6.21	Owned Real Property Title Exceptions	30

6.22	High Point Showroom	31
6.23	Environmental Testing	31
6.24	Escrow	31

ARTICLE VII CONDITIONS TO OBLIGATIONS OF HOOKER AND BUYER

7.1	Representations and Warranties	32
7.2	Performance of this Agreement	32
7.3	Authorization	32
7.4	Consents and Approvals	32
7.5	Injunction, Litigation, etc.	32
7.6	Legislation	33
7.7	Opinion of Counsel for Seller	33
7.8	Due Diligence	33
7.9	Absence of Change	33
7.10	Employment Agreements and Related Matters	33
7.11	Escrow Agreement	33
7.12	Licenses and Permits	33
7.13	Name Change	33
7.14	No Encumbrances	33
7.15	Amendment to Lease	33
7.16	High Point Showroom	34

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLER

8.1	Representations and Warranties	34
8.2	Performance of this Agreement	34
8.3	Corporate Authorization	34
8.4	Consents and Approvals	34
8.5	Injunction, Litigation, etc.	34
8.6	Legislation	34
8.7	Opinion of Counsel for Buyer	34
8.8	Escrow Agreement	35

ARTICLE IX CLOSING

9.1	Time and Place of Closing	35
9.2	Deliveries by Seller	35
9.3	Deliveries by Buyer	36
9.4	Deliveries by Seller, the Members, Hooker and Buyer	36

ARTICLE X INDEMNIFICATION

10.1	Indemnification by Seller and the Members	37
10.2	Indemnification by Hooker and Buyer	37
10.3	Third Party Claims	37
10.4	Survival; Investigation	39
10.5	Representative	39
10.6	Limitations on Indemnification	39
10.7	Exclusive Remedy	40

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER

11.1	Termination	41
11.2	Effect of Termination	41
11.3	Amendment	41
11.4	Extension; Waiver	41

ARTICLE XII GENERAL PROVISIONS

12.1	Notices	42
12.2	Governing Law	43
12.3	Schedules	43
12.4	Headings	43
12.5	Counterparts	44
12.6	Entire Agreement	44
12.7	Successors and Assigns	44
12.8	Miscellaneous	44
12.9	Severability	44
12.10	Offset	44

EXHIBITS:

Exhibit A	–	Escrow Agreement
Exhibit B	–	Assignment and Assumption Agreement
Exhibit C	–	IP Assignment Agreement
Exhibit D	–	Employment Agreement
Exhibit E	–	Opinion of Counsel for Seller and the Members
Exhibit F	–	Opinion of Counsel for Hooker and Buyer
Exhibit G	–	Bill of Sale and Assignment

SCHEDULES:

Schedule	2.1(a)	–	Real Property
Schedule	2.1(b)	–	Equipment
Schedule	2.1(c)	–	Inventory
Schedule	2.1(d)	–	Licenses and Permits
Schedule	2.1(e)	–	Environmental Permits
Schedule	2.1(g)	–	Assumed Contracts and Leases
Schedule	2.1(h)	–	Purchased Receivables
Schedule	2.1(k)	–	Prepaid Expenses and Deferred Charges
Schedule	2.1(m)	–	Leasehold Improvements
Schedule	2.2	–	Excluded Assets
Schedule	2.3(a)(iii)	–	Assumed Liabilities
Schedule	3.1(d)	–	Employment Agreements
Schedule	4.1	–	Capitalization of Subsidiaries
Schedule	4.3	–	No Violation
Schedule	4.4	–	Consents and Approvals
Schedule	4.5	–	Compliance with Laws
Schedule	4.6	–	Licenses and Permits
Schedule	4.7	–	Environmental Matters
Schedule	4.8	–	Financial Statements
Schedule	4.9	–	Absence of Change
Schedule	4.10	–	Undisclosed Liabilities
Schedule	4.11	–	Labor and Employment Matters
Schedule	4.12	–	Litigation
Schedule	4.13	–	Title
Schedule	4.14	–	Real Property
Schedule	4.15	–	Leases
Schedule	4.16	–	Contracts
Schedule	4.17	–	Intellectual Property
Schedule	4.18	–	Accounts Receivable
Schedule	4.22	–	Employee Benefit Plans
Schedule	4.24	–	Tax Matters
Schedule	4.25	–	Insurance
Schedule	4.28	–	Product Warranty
Schedule	6.9	–	Allocation of Purchase Price
Schedule	6.17	–	List of Employees
Schedule	7.14	–	No Encumbrances
Schedule	10.1(e)	–	Indemnification
Schedule	10.6(a)	–	Limitations on Indemnification

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 27, 2002, is made among BRADINGTON-YOUNG, LLC, a North Carolina limited liability company (“Seller”), CHARLES S. YOUNG, JR., C. SCOTT YOUNG, CRAIG S. YOUNG, BEN S. CAUSEY, CLARK S. YOUNG and JAY A. YOUNG (each a “Member” and collectively, the “Members”), HOOKER FURNITURE CORPORATION, a Virginia corporation (“Hooker”), and B-Y ACQUISITION LLC, a Virginia limited liability company and wholly-owned subsidiary of Hooker (“Buyer”).

INTRODUCTION

A.    The Members own all of the membership interests in Seller.

B.    Seller desires to sell substantially all of the assets of its furniture manufacturing and upholstery production business (the “Business”) and Hooker desires that its subsidiary Buyer purchase such assets for the consideration hereinafter set forth, subject to the terms and conditions of this Agreement.

C.    The Members will benefit directly from the consummation of the transactions contemplated hereby and are parties to this Agreement to induce Hooker and Buyer to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.1(a).

“Assumed Accounts Payable” has the meaning set forth in Section 2.3(a).

“Assumed Employee Plan” means any Employee Plan listed on Schedule 2.1(g).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Audited Seller Financial Statements” has the meaning set forth in Section 4.8.

“Business” has the meaning set forth in the Introduction.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.17(c).

“Cash Purchase Price” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a).

“Closing Date Net Working Capital Schedule” has the meaning set forth in Section 2.5(a).

“COBRA” has the meaning set forth in Section 6.17(d).

“Confidential Information” has the meaning set forth in Section 6.6(b).

“Contracts” has the meaning set forth in Section 4.16.

“Employment Agreement” and “Employment Agreements” have the meanings set forth in Section 3.1(c).

“Employee Plans” has the meaning set forth in Section 4.22(a).

“Encumbrances” means liens, mortgages, pledges, encumbrances, charges, security interests, defects in title generally considered to be encumbrances, and other encumbrances of whatsoever kind or nature.

“Environment” means surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air, flora and fauna.

“Environmental Laws” means all governmental laws, rules, regulations, orders, consent orders, judgments, directives, decrees, policies or guidance, whether federal, state, local, foreign or domestic, relating to the Environment or to public health and safety or worker health and safety, or to land use, historic preservation, green or open space, or flora or fauna protection.

“Environmental Permits” means governmental permits, approvals and authorizations, whether federal, state or local, domestic or foreign, which relate to the Environment or to public health and safety or worker health and safety, or to land use, historic preservation, zoning, green or open space or flora and fauna protection, including, without limitation, those relating to (a) emissions, discharges or threatened discharges or pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land and (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of pollutants, contaminants, hazardous or toxic substances, or petroleum.

“Equipment” has the meaning set forth in Section 2.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” has the meaning set forth in Section 2.6.

“Escrow Agent” has the meaning set forth in Section 2.6.

“Escrow Agreement” has the meaning set forth in Section 3.1(a).

“Escrow Amount” has the meaning set forth in Section 2.6.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Hazardous Substances” means all pollutants, contaminants, chemicals or wastes that pose a risk to human health or the Environment, or any other carcinogenic, mutagenic, ignitable, corrosive, reactive, toxic, petroleum based, infectious, hazardous substances or material (whether solid, liquid or gaseous) subject to regulation, control or remediation under any Environmental Law, including, without limitation, asbestos, microbid matter, petroleum and petroleum products.

“Independent Accountants” has the meaning set forth in Section 2.5(b).

“Intellectual Property” means all intellectual or industrial property, whether registered or unregistered, including all tradenames, trademarks and service marks, certification marks (along with all goodwill pertaining to each of the foregoing), domain names, patents, patent rights and copyrights, Web Sites (including http://www.bradington-young.com), extranets, intranets, industrial designs, product designs and similar property know-how, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing), inventions, technical expertise, trade secrets, proprietary processes and formulae, research data, confidential information, customer lists, software and other property rights generally considered to be intellectual property.

“Interim Balance Sheet” and “Interim Balance Sheet Date” have the meanings set forth in Section 4.8.

“Interim Financial Statements” has the meaning set forth in Section 4.8

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” has the meaning set forth in Section 2.1(c).

“IP Assignment Agreement” has the meaning set forth in Section 3.1(c).

“knowledge” means, with respect to a particular fact or other matter:

(i)    in the case of an individual, either that individual is actually aware of that fact or matter, or a prudent individual could be expected to discover or other-wise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement,

(ii)     in the case of a Person (other than an individual), any individual who is serving, or who has at any time served, as a director, officer, executor or trustee of that Person (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in clause (i) above), and

(iii)     any such individual (referred to in clause (ii) above) and any individual party to this Agreement will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of any representation or warranty made herein by that Person or individual.

“Leased Real Property” has the meaning set forth in Section 2.1(a).

“Leases” has the meaning set forth in Section 4.15.

“Legal Action” has the meaning set forth in Section 10.3(b).

“Licenses and Permits” means governmental licenses, permits, approvals and authorizations, whether federal, state or local, domestic or foreign, other than “Environmental Permits.”

“Loss” and “Losses” have the meanings set forth in Section 10.1.

“Management Members” means C. Scott Young, Craig S. Young and Ben S. Causey.

“Net Working Capital” means the amount of Seller’s current assets (including cash but excluding any Excluded Assets that would otherwise be characterized as current assets) less its current liabilities (excluding any Excluded Liabilities that would otherwise be characterized as current liabilities) as determined in accordance with accounting principles generally accepted in the United States consistently applied.

“Notice of Violation” has the meaning set forth in Section 4.5.

“Ordinary Warranty Claims” has the meaning set forth in Section 6.20.

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a labor union, a trust or any other entity or organization, including a government, a governmental or judicial or regulatory organization or body, a political subdivision or an agency or instrumentality thereof.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Price Adjustment” has the meaning set forth in Section 2.5(c).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Receivables” has the meaning set forth in Section 2.1(h).

“Real Property” has the meaning set forth in Section 2.1(a).

“Real Property Notice of Violation” has the meaning set forth in Section 4.14(g).

“Related Agreements” has the meaning set forth in Section 3.1.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Representative” has the meaning set forth in Section 10.5(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Seller’s 401(k) Plan” has the meaning set forth in Section 6.17(c).

“Showroom Lease” has the meaning set forth in Section 6.22.

“Subsidiaries” means Christopher Coleson, LLC, a North Carolina limited liability company (“Christopher Coleson”), and JDI Investment Group, LLC, a North Carolina limited liability company (“JDI”), and “Subsidiary” means any of the foregoing.

“Survival Date” has the meaning set forth in Section 10.4.

“Tax” or “Taxes” mean (a) all federal, foreign, state and local taxes or assessments, including without limitation those relating to net income, gross receipts, gross income, capital stock, franchise, profits, employees and payroll, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, intangibles, stamp, excise, sales, use, transfer, occupation, value added, ad valorem, customs, premium, windfall profits, alternative minimum or estimated taxes, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not, and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) hereof.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Transferred Employees” has the meaning set forth in Section 6.17(a).

“Web Site” shall mean all web pages and all elements thereof and pertaining thereto, including, but not limited to, the basic literary, dramatic, musical, pictorial, graphic, motion picture, animation, trademark descriptions and other material, script, film prints, soundtracks, code, software and all other elements contained therein or used to create, operate or maintain any of the foregoing.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. At the Closing, Seller agrees to sell to Buyer, Hooker agrees to cause Buyer to purchase and Buyer agrees to purchase from Seller, the following listed assets of Seller which relate to or are used by it in the conduct of the Business (the “Purchased Assets”):

(a) the real property which is owned by Seller (or, in the case of the Real Property described as Item #5 of Part A of Schedule 2.1(a), by its Subsidiary) and used in the conduct of the Business (the “Owned Real Property”) and all of Seller’s right, title and interest in the real property which is leased or otherwise held for use in the conduct of the Business (the “Leased Real Property”; together with the Owned Real Property, the “Real Property”), together with the buildings, fixtures and other improvements located thereon and the appurtenances thereto, as further described on Schedule 2.1(a).

(b) the machinery, equipment, furniture, vehicles, tools, spare parts and other tangible personal property wherever located which are used or held for use in the conduct of the Business, and any warranties related thereto, including, without limitation, the items listed on Schedule 2.1(b) (collectively, the “Equipment”);

(c) the raw materials, work-in-process and finished goods, and supplies, wherever located, including, without limitation, the items listed on Schedule 2.1(c) which at the time of the Closing are owned by Seller (collectively, the “Inventory”);

(d) the Licenses and Permits held by Seller which are assignable and relate to the Purchased Assets or the Business, including, without limitation, those listed on Schedule 2.1(d);

(e) the Environmental Permits held by Seller which are assignable and relate to the Purchased Assets or the Business, including, without limitation, those listed on Schedule 2.1(e);

(f) the Intellectual Property held, used or owned by Seller, including, without limitation, that set forth on Schedule 4.17;

(g) all rights and interests of Seller in, to and under all Contracts and Leases listed on Schedule 2.1(g);

(h) the trade accounts receivable to the extent related to the Business and listed on Schedule 2.1(h) (the “Purchased Receivables”);

(i) the books and records of Seller (which term includes computerized records and associated software and documentation), wherever located, including, without limitation, those relating to production, manufacturing, quality control, sales or marketing, customers and personnel records of employees of Seller who will become Transferred Employees but excluding the articles of organization, Operating Agreement, minute books and membership interest books of Seller;

(j) the forms, labels, stationery, shipping materials, catalogues, brochures, art work, photographs and advertising materials of Seller;

(k) the prepaid expenses and deferred charges which are listed on Schedule 2.1(k);

(l) the names “Bradington-Young,” “Alexander Taylor,” all derivatives thereof, all other tradenames used in the Business and all goodwill associated with those names and the Business;

(m) the leasehold improvements used in or related to the Business, including without limitation those listed on Schedule 2.1(m);

(n) Seller’s membership interest in Christopher Coleson; and

(o) all other tangible and intangible properties which have been used or held for use in connection with the Business including without limitation all cash and personal property reflected in the balance sheet included in the Interim Financial Statements, with such additions thereto as may have arisen after the date thereof, and excluding assets sold or disposed of since that date in the ordinary course of business and assets which are included in the Excluded Assets.

2.2 Excluded Assets. The assets listed on Schedule 2.2 (the “Excluded Assets” ) are not included in the Purchased Assets.

2.3 Assumed Liabilities.

(a) At the Closing, Buyer shall not assume any of the liabilities of Seller except the following explicitly listed liabilities (the “Assumed Liabilities”):

(i)     the liabilities and obligations of Seller relating to the Purchased Assets to be performed after the Closing arising from the Contracts and Leases listed on Schedule 2.1(g), excluding any such liabilities or obligations arising as a result of any breach thereof by Seller or any Subsidiary;

(ii)     Seller’s Ordinary Warranty Claims to the extent provided in Section 6.20; and

(iii)     the following liabilities and then only to the extent solely related to the Purchased Assets and reflected in the Closing Date Balance Sheet:

(1) the trade accounts payable listed on Schedule 2.3(a)(iii), Part A and the trade accounts payable incurred in the ordinary course of business consistent with past practices between the date of the trade accounts payable listed on Schedule 2.3(a)(iii), Part A and the Closing Date (the “Assumed Accounts Payable”);

(2)     all liabilities for and obligations of Seller relating to the mortgages and revolving line of credit listed on Schedule 2.3(a)(iii), Part B; and

(3)     the accrued expenses listed on Schedule 2.3(a)(iii), Part C and the accrued expenses under Seller’s general ledger accounts listed on Schedule 2.3(a)(iii), Part C incurred in the ordinary course of business consistent with past practices between the date of the accrued expenses listed on Schedule 2.3(a)(iii), Part C and the Closing Date.

(b) All liabilities and obligations of Seller or any Subsidiary not explicitly included in the Assumed Liabilities shall remain the liabilities and obligations of Seller (the “Excluded Liabilities”), including, without limitation the following listed liabilities and obligations of Seller:

(i)     all liabilities for Taxes incurred by Seller, any Subsidiary or any Member (including any Tax imposed on or asserted against Buyer as successor to Seller, any Subsidiary or any Member), including those incurred by Seller or any Member with respect to any of the transactions contemplated hereby;

(ii)     all liabilities and obligations, whether civil or criminal in nature, arising out of any actual or alleged violation by Seller or any Subsidiary, or by any previous owner, operator or tenant of any of the Purchased Assets, of any federal, state, local or foreign law, regulation, judgment, order or decree, or of license, permit, approval or authorizations;

(iii)     all liabilities and obligations incurred under any Contract or Lease listed on Schedule 2.1(g) before the Closing, including without limitation any breach thereof by Seller or any Subsidiary;

(iv)     all liabilities and obligations arising from litigation, pending or threatened, at the time of the Closing;

(v)     all liabilities arising out of claims by third parties for damage or injury suffered as a result of products sold by Seller or any Subsidiary before the Closing;

(vi)     all liabilities and obligations arising under any Contract or Lease not listed on Schedule 2.1(g), or, to the extent listed on Schedule 2.1(g), if the rights of Seller are, for any reason, not transferred to, or the benefits thereunder are not otherwise made available to Buyer at the Closing;

(vii)     all employee-related liabilities and obligations with respect to any present or former employee of Seller or any Subsidiary or Transferred Employees,

including without limitation any claim, liability or obligation arising under any Employee Plan (other than an Assumed Employee Plan);

(viii)     all liabilities or obligations in respect of severance or separation pay, deferred compensation or other arrangement or employee benefits for present or former employees of Seller or any Subsidiary or for Transferred Employees, other than those that arise under an Assumed Employee Plan;

(ix)     any legal, accounting or other professional fees incurred by Seller, any Subsidiary or the Members in connection with the transactions contemplated hereby;

(x)     all liabilities and obligations for assessment, remediation, monitoring or disposing of any Hazardous Substances released or threatened to be released prior to the Closing;

(xi)     any other liability or obligation not expressly assumed by Buyer pursuant to Section 2.3(a).

2.4 Purchase Price. The cash consideration to be paid for the Purchased Assets (the “Cash Purchase Price”) shall be $24,500,000 less the amount (including current maturities with respect thereto) of the Assumed Liabilities shown on Schedule 2.3(a), Part B. On the Closing Date, the Cash Purchase Price, less the Escrow Amount, shall be paid by Hooker and Buyer to Seller by wire transfer. The “Purchase Price” for the Purchased Assets shall be the sum of (i) the Cash Purchase Price plus (ii) the dollar amount of the Assumed Liabilities described in Section 2.3(a)(iii) as set forth in the Closing Date Net Working Capital Schedule plus or minus, as the case may be, (iii) the dollar amount of any Purchase Price Adjustment calculated in accordance with Section 2.5.

2.5 Adjustment to the Purchase Price.

(a) As promptly as practical, but in no event more than 60 days after the Closing, Seller shall prepare and deliver to Hooker an unaudited balance sheet of Seller as of the commencement of business on the Closing Date (the “Closing Date Balance Sheet”), prepared in conformity with accounting principles generally accepted in the United States applied on a basis consistent with the basis on which the Audited Seller Financial Statements have been prepared. Hooker shall be entitled to observe the physical taking of inventory. In addition, Seller shall deliver to Hooker a schedule of the Closing Date Net Working Capital of Seller as of the date of the Closing Date Balance Sheet and derived from the Closing Date Balance Sheet (the “Closing Date Net Working Capital Schedule”), which shall reflect the value of Seller’s Net Working Capital as of commencement of business on such date. Seller shall be responsible for its accounting fees in connection with the preparation of the Closing Date Balance Sheet except that Buyer shall reimburse Seller for up to $15,000 of Seller’s accounting fees and Seller’s direct costs associated with the taking and determination of Seller’s physical inventory.

(b) Within 30 days after the receipt of the Closing Date Balance Sheet and the Closing Date Net Working Capital Schedule, Hooker shall deliver its written objections (if any) regarding the Closing Date Balance Sheet or the Closing Date Net Working Capital Schedule to

Seller. Such written objections shall set forth in reasonable detail the basis of Hooker’s objections to the Closing Date Balance Sheet or the Closing Date Net Working Capital Schedule. Hooker shall be permitted to review the working papers of Seller relating to the Closing Date Balance Sheet and the Closing Date Net Working Capital Schedule and shall have such access to Seller’s personnel as may be reasonably necessary to permit review in detail of the manner in which the Closing Date Balance Sheet and the Closing Date Net Working Capital Schedule were prepared. Seller shall cooperate with Hooker in facilitating such review. In the event that Hooker fails to deliver its written objections within the time provided above, the Closing Date Balance Sheet and the Closing Date Net Working Capital Schedule shall be considered final. Hooker and Seller shall use reasonable efforts to resolve any disputes concerning the Closing Date Balance Sheet or the Closing Date Net Working Capital Schedule, and if they are unable to resolve any such disputes within 10 business days after the receipt of Hooker’s written objections, Hooker and Seller shall submit, as soon as practicable, the Closing Date Balance Sheet and the Closing Date Net Working Capital Schedule, Hooker’s written objections thereto, and the question or questions in dispute, to a mutually acceptable firm of independent public accountants of recognized standing but excluding Sharrard, McGee & Co., P.A., BDO Seidman LLP and KPMG, LLP or any other firm which has provided services to Buyer or Seller during prior three years (the “Independent Accountants”) for resolution. The determination of the Independent Accountants shall be rendered within 30 days after submission to the Independent Accountants, which determination shall be rendered in writing and shall be final and binding upon all parties. All fees and expenses of the Independent Accountants shall be borne equally by Hooker and Seller.

(c) If the Closing Date Net Working Capital Schedule, after the resolution of all disputes, indicates that Seller had a Closing Date Net Working Capital less than $7,700,000 million, then the Purchase Price shall be reduced dollar-for-dollar, and Seller shall pay to Hooker, within three business days after the receipt of written demand therefor, in immediately available funds, but without interest, an amount equal to such deficiency. If the Closing Date Net Working Capital Schedule, after the resolution of all disputes, shows Seller had a Closing Date Net Working Capital of more than $7,700,000 then the Purchase Price will be increased dollar-for-dollar, and Hooker shall pay to Seller, within three business days after the receipt of written demand therefor, in immediately available funds, but without interest, an amount equal to such excess. The deficiency or excess, as the case may be, shall be referred to as the “Purchase Price Adjustment”.

2.6 Escrow. Seller and the Members agree that $3,500,000 of the Cash Purchase Price (the “Escrow Amount”) shall be placed in escrow (the “Escrow”) with an escrow agent mutually acceptable to Buyer and Seller (the “Escrow Agent”) to secure in part Seller’s and each Member’s obligations under this Agreement.

ARTICLE III
RELATED AGREEMENTS

3.1 Related Agreements. In connection with the sale and purchase of the Purchased Assets contemplated by this Agreement, the parties shall enter into the following agreements (the “Related Agreements”):

(a) Seller, the Members and Buyer shall enter into an escrow agreement among Seller, the Members, Buyer and the Escrow Agent substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which the Escrow Amount shall be placed in Escrow to cover the items referred to in Section 6.24.

(b) Seller and Buyer shall enter into one or more assignment and assumption agreements relating to the Contracts and Leases substantially in the form attached hereto as Exhibit B (each an “Assignment and Assumption Agreement”);

(c) Seller and Buyer shall enter into an assignment and assumption agreement relating to the Intellectual Property substantially in the form attached hereto as Exhibit C (the “IP Assignment Agreement”);

(d) Buyer shall enter into an employment agreement for a two-year term with each of the persons listed on Schedule 3.1(d) substantially in the form attached hereto as Exhibit D (each an “Employment Agreement” and collectively, the “Employment Agreements”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
AND THE MANAGEMENT MEMBERS

Seller and the Management Members, jointly and severally, represent and warrant to Hooker and Buyer the following:

4.1 Organization; Qualification; Capitalization of Subsidiaries.

(a)     Seller and each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the power and authority to own its assets and carry on the Business as it is presently being conducted. Seller and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the conduct of the Business makes such qualification necessary.

(b)     The outstanding membership interests of each Subsidiary are set forth in Schedule 4.1. All of the outstanding membership interests in Christopher Coleson (i) have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, and (ii) are owned beneficially and of record as set forth on Schedule 4.1, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities laws) or Encumbrances except as set forth on Schedule 4.1. Seller owns beneficially and of record all of the outstanding membership interests of JDI.

(c)     Neither Subsidiary has any commitment to issue or sell any membership interests, or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from such Subsidiary, any membership interests, and no such securities or obligations are outstanding and (ii) there are no obligations or commitments of any kind for the repurchase, redemption or other acquisition of any membership interests of any Subsidiary.

(d) Except as set forth in Schedule 4.1, Seller does not, directly or indirectly, own any capital stock of or other equity interest in any corporation, partnership or other entity or other Person.

(e) Except as set forth in Schedule 4.1, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the membership interests of any Subsidiary.

4.2 Authority Relative to this Agreement. The Members are the owners of all of the membership interests in Seller and control all the voting power of such interests. Seller and each Member has the power and authority to execute and deliver this Agreement and the Related Agreements to which it or he is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and the Members of this Agreement and the Related Agreements, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by the Managers of Seller and the Members and no other company proceedings on the part of Seller or any other proceedings or consents on the part of the Members are necessary to be obtained with respect thereto. This Agreement has been duly executed and delivered by Seller and the Members and this Agreement constitutes, and the Related Agreements to which Seller and any Member is a party, when executed and delivered by Seller and such Member shall constitute, valid and binding obligations of Seller and such Member, enforceable against Seller and such Member in accordance with their terms, except as their terms may be limited by (a) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at law.

4.3 No Violation. The execution and delivery by Seller and each Member of this Agreement and the Related Agreements to which it or he is a party do not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or result in a breach of any provision of the Articles of Organization or the Operating Agreement of Seller, (b) except as set forth in Schedule 4.3, result in a default, or give rise to any right of termination, modification or acceleration, or the imposition of an Encumbrance on any of the Purchased Assets under the provisions of any agreement or other instrument or obligation to which Seller, any Subsidiary or any Member is a party or by which Seller, any Subsidiary, any Member, any of the Purchased Assets or the Business may be bound, (c) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Seller, any Subsidiary, any Member, any of the Purchased Assets or the Business.

4.4 Consents and Approvals. Except as set forth in Schedule 4.4, there is no requirement applicable to Seller, any Subsidiary or any Member to make any filing with, or to obtain the consent or approval of, any Person as a condition to the consummation of the transactions contemplated by this Agreement or the Related Agreements.

4.5 Compliance with Laws. Except as set forth in Schedule 4.5, Seller and the Subsidiaries have operated the Business in compliance with all laws and regulations, whether federal, state or local, domestic or foreign, which are applicable to Seller or any Subsidiary, the Purchased Assets or the Business including without limitation those related to (a) antitrust and trade matters, (b) civil rights, (c) zoning and building codes, (d) public health and safety, (e) worker health and safety, and (f) labor, employment and discrimination in employment. Except as set forth in Schedule 4.5, during the five-year period preceding the Closing Date, none of Seller, any Subsidiary or any Member has received any notice from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with any of the above referenced laws and regulations (a “Notice of Violation”) and no Notice of Violation received before such five-year period is pending or has been resolved such that Seller or any Subsidiary has any current or future obligation or liability with respect thereto.

4.6 Licenses and Permits. Seller has all Licenses and Permits required to conduct the Business as it is presently being conducted. Schedule 4.6 contains a complete list of all such Licenses and Permits, all of which are in full force and effect and, except as set forth on Schedule 4.6, all of which are assignable. Seller and the Subsidiaries have operated the Business in compliance with all of the terms and conditions set forth in such Licenses and Permits. No notice of any violation of any such License or Permit has been received by Seller, any Subsidiary or any Member or, to the knowledge of Seller or any Management Member, recorded or published, and no proceeding is pending, or, to the knowledge of Seller or any Management Member, threatened, to revoke any of them.

4.7 Environmental Matters. Seller has obtained all Environmental Permits required for the conduct of the Business of Seller and the Subsidiaries as it is currently being conducted. A list of the Environmental Permits is attached hereto as Schedule 4.7. All required renewals of the Environmental Permits have been timely filed by Seller and neither Seller nor any Management Member has any reason to believe any such Environmental Permits will not be reissued in due course without adverse conditions and without material expense or delay. No approval of or filing with a governmental authority is required under any Environmental Law in order to consummate the transactions hereunder. The operation of Seller and the Subsidiaries has been and currently is in compliance with the Environmental Permits and Environmental Laws. There has been no Release by Seller or any Subsidiary or threat of Release by Seller or any Subsidiary of any Hazardous Substances in, on, under, from or to any real property currently or formerly owned or leased by Seller or any Subsidiary and, to the knowledge of Seller or any Management Member, there has been no such Release or threat of Release by any other Person. None of Seller, any Subsidiary or any Member has received any notice from any Person alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit of Seller or any Subsidiary or any property owned, operated or leased in connection with the Business. Except as set forth in Schedule 4.7, none of Seller, any Subsidiary or any Member has received any request for information from or been the subject of an investigation or inspection under any Environmental Law by any governmental authority with respect to any property owned, operated or leased in connection with the Business. There are no underground storage tanks owned or operated by Seller or any Subsidiary.

4.8 Financial Statements. Seller has previously delivered to Buyer true and complete copies of the audited consolidated financial statements of Seller for the years ending on the last Saturday of September in 1999, 2000, 2001 and 2002, including the notes thereto, together with the reports on such statements of Seller’s accountants (the “Audited Seller Financial Statements”). Attached as Schedule 4.8 is a true and complete copy of the interim consolidated financial statements of Seller for the one month period ending October 26, 2002, (the “Interim

Financial Statements”), which includes the Interim Balance Sheet (the “Interim Balance Sheet”). The “Interim Balance Sheet Date” shall be October 26, 2002. The Audited Financial Statements present fairly the financial position of Seller and the Business as of such dates and the results of its operations and its cash flows for such periods and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Interim Financial Statements present fairly the financial position of Seller and the Business as of such date and the results of its operations and cash flows for such period and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

4.9    Absence of Change.    Since September 28, 2002, Seller and the Subsidiaries have conducted the Business only in the ordinary and usual course and in a manner consistent with past practices. Except as set forth in Schedule 4.9, since September 28, 2002 there has not been:

(a)  any change or development involving a prospective change, including without limitation any damage, destruction or loss (whether or not covered by insurance) which have or, to the knowledge of Seller or any Management Member, can reasonably be expected to have a material adverse effect on the Purchased Assets or the earnings, financial condition, operations or prospects of the Business, including, but not limited to, a reduction of profit margins, loss of any customer listed on Schedule 4.9, the obsolescence of any products or processes with an adverse affect on the Business or to the knowledge of Seller or any Management Member, any change in actual or potential threat of competition by new products or processes, but excluding any changes or developments solely caused by general economic conditions affecting the economy of the United States;

(b)  any obligation or liability involving more than $10,000 (whether matured or unmatured, accrued, contingent, or otherwise) incurred by Seller or any Subsidiary except for purchases of inventory made, and normal recurring expenses incurred, in the ordinary and usual course of business consistent with past practice;

(c)  any increase in the compensation of the employees of Seller or any Subsidiary including without limitation those required by law or collective bargaining agreements;

(d)  any increase in the compensation payable to any officer or director of Seller or any Subsidiary;

(e)  any amendment to any employment agreement to which any employee of Seller or any Subsidiary is a party;

(f)  any sale of any assets of Seller or any Subsidiary other than in the ordinary course of business;

(g)  any deterioration of relations between Seller or any Subsidiary and its suppliers or customers, including loss or expected loss of suppliers or customers; or

(h)  any joint venture, partnership, strategic alliance or other similar arrangement.

4.10    Undisclosed Liabilities.    Except as set forth in Schedule 4.10, since the Interim Balance Sheet Date neither Seller nor any Subsidiary has incurred any liabilities other than liabilities of the kinds reflected in the Interim Balance Sheet in amounts incurred in the ordinary and usual course of business consistent with past practice.

4.11    Labor and Employment Matters.    Schedule 4.11 sets forth a complete and correct list of each collective bargaining agreement or similar arrangement and of each employment agreement, severance agreement, deferred compensation agreement or similar arrangements to which Seller or any Subsidiary is a party or by which it is obligated. There are no controversies, claims or grievances pending, or, to the knowledge of Seller or any Management Member, threatened between Seller or any Subsidiary and any of its employees, and to the knowledge of Seller or any Management Member, no event has occurred or circumstance exists that could provide the basis for any controversy, claim or grievance. Schedule 4.11 sets forth all unfair labor practice charges, union organizing efforts, union certifications, bargaining unit definitions, demands for recognition or collective bargaining, strikes or work stoppages, union election results, National Labor Relations Board proceedings or related court cases relating to or affecting any employees of Seller or any Subsidiary.

4.12    Litigation.    Except as set forth in Schedule 4.12, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Seller or any Management Member, threatened against Seller, any Subsidiary or any Member, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, which have or can reasonably be expected to have an adverse effect on the Purchased Assets or the earnings, financial condition, operations or prospectus of the Business or which could have the effect of (a) preventing, restricting or delaying the consummation of the transactions contemplated by this Agreement or (b) limiting, in any manner, the right of Buyer to control or operate the Business or to own or use any of the Purchased Assets after the consummation of the transactions contemplated by this Agreement. Furthermore, there are no judgments, orders or decrees of any such court, governmental body, commission, agency or arbitrator which have or can reasonably be expected to have any such effect.

4.13    Title.    Except as set forth in Schedule 4.13, Seller has good and marketable title to or a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, all of the Purchased Assets, free and clear of Encumbrances.

4.14    Real Property.

(a)  All Real Property used by Seller or any Subsidiary in the Business, including all buildings and improvements thereon and all appurtenances thereunto belonging, and all mechanical, electrical, plumbing, heating, ventilation and air conditioning systems serving such Real Property are in good working condition and are otherwise in good condition and repair, ordinary wear and tear excepted.

(b)  None of the Real Property or any part thereof has suffered any material damage by fire or other casualty that has not been completely restored.

(c)  Other than leases, options, rights of first refusal or other similar arrangements in favor of Seller (or in the case of the Real Property described as Item #5 of Part A of Schedule 2.1(a), by its Subsidiary) relating to the Real Property, neither Seller nor, to the knowledge of

Seller or any Management Member any third party, has entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of the Real Property.

(d)  There are no pending or, to Seller’s or any Management Member’s knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect the Real Property, and none of the Seller, any Subsidiary or any Member has received any notice, whether oral or written, of the intention of any Person to take or use any part thereof.

(e)  None of Seller, any Subsidiary or any Member has received any notice, whether oral or written, from any insurance company that has issued a policy to Seller or any Subsidiary with respect to the Real Property requiring the performance of any structural or other repairs or alterations to such property.

(f)  The Real Property and the operation thereof is in compliance with all laws, rules, regulations and ordinances and is not a non-conforming use nor does it have any non-conforming features under the applicable zoning ordinances.

(g)  Except as set forth in Schedule 4.14, none of Seller, any Subsidiary or any Member has received any notice of violation from any governmental authority related to the Real Property (“Real Property Notice of Violation”) during the five-year period preceding the Closing Date and no Real Property Notice of Violation received by Seller, any Subsidiary or any Member before such five-year period is pending or has been resolved such that Seller or any Subsidiary has any current or future obligation or liability with respect thereto.

4.15    Leases.    Schedule 4.15 sets forth a complete list of each lease into which Seller or any Subsidiary has entered, whether as lessor or lessee, which relates to either real or personal property (the “Leases”), all of which are in full force and effect and are assignable. Seller or the Subsidiary, as the case may be, has complied in all respects with its obligations under all of the Leases and, to the knowledge of Seller or any Management Member, no event has occurred or condition exists which, with notice or opportunity to cure, or both, constitutes or can reasonably be expected to constitute a breach of the provisions of any Lease by any party thereto. None of Seller, any Subsidiary or any Member has given or received a notice of any breach of a Lease. With respect to the Leased Real Property, each Lease constitutes the entire agreement to which Seller (or in the case of the Real Property described as Item #5 of Part A of Schedule 2.1(a), by its Subsidiary) is a party with respect to the real property leased thereunder; and neither Seller nor any Subsidiary has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the leasehold.

4.16    Contracts.    Schedule 4.16 sets forth a complete list of each contract, agreement, guaranty or commitment to which Seller or any Subsidiary is a party or by which any of the Purchased Assets are bound other than Leases (the “Contracts”) and all of which are in full force and effect and all of which are assignable except as described on Schedule 4.16. Seller and each Subsidiary has complied in all respects with its obligations under all of the Contracts and, to the knowledge of Seller or any Management Member, no event has occurred or condition exists which, with notice or opportunity to cure, or both, constitutes or can reasonably be expected to constitute a breach of any such Contract by any party thereto. None of Seller, any Subsidiary or any Member has given or received a notice of any breach of a Contract.

4.17    Intellectual Property.    Seller owns, or has the right to use, all of the Intellectual Property used in the Business. Schedule 4.17 contains a complete and correct list of all such Intellectual Property and indicates whether such Intellectual Property is owned or licensed by Seller. Other than as set forth on Schedule 4.17, no consents of any Person are required for Buyer to use the Intellectual Property that Seller does not own but has the right to use after the Closing. Except as set forth on Schedule 4.17, there is no claim pending or, to the knowledge of Seller or any Management Member, threatened against Seller or any Subsidiary alleging that its use of any Intellectual Property infringes upon the rights of any Person and, to the knowledge of Seller or any Management Member, no Person is infringing upon the rights of Seller in the Intellectual Property used in the Business. The use of the Intellectual Property by Buyer after the Closing shall not constitute infringement, cybersquatting, dilution or misappropriation of any Intellectual Property or proprietary rights of any other Person. All letters, patents, registrations and certificates issued by any governmental agency and domain names issued by any ICANN approved registrar relating to the Intellectual Property used in the Business are valid and subsisting and have been properly maintained.

4.18    Trade Accounts Receivable and Payable.    The trade accounts receivable of Seller and the Subsidiaries as of Seller’s fiscal month end immediately preceding the date hereof, including rebates from vendors, are reflected in Schedule 4.18. Such receivables, and those acquired by Seller or any Subsidiary subsequent to the date hereof but prior to the Closing (and not collected prior to Closing), have or shall have arisen in the ordinary course of business and shall be collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried on the books of Seller. Except as set forth in Schedule 4.18, each of such receivables, and those acquired after the date hereof but prior to the Closing, is and shall be on the Closing Date free of Encumbrances and has not been and shall not be placed for collection with any attorney, collection agency or similar Person. From the date of the Audited Seller Financial Statements, Seller and each Subsidiary has paid its trade accounts payable, including rebates to customers, when due and in a manner consistent with past practices.

4.19    Inventory.    The Inventory which is a part of the Purchased Assets is (a) usable or saleable in the ordinary course of the Business, (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) carried on the books of Seller at an amount which reflects values not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis.

4.20    Maintenance of the Equipment.    The Equipment which is a part of the Purchased Assets has been maintained in good repair, is in good condition, ordinary wear and tear excepted, and is useable in the ordinary course of the Business as it is presently being conducted.

4.21    Sufficiency of Purchased Assets.    The Purchased Assets include all properties and rights of Seller and the Subsidiaries that are necessary for the conduct of the Business as it is presently being conducted.

4.22    Employee Benefit Plans.

(a)  Schedule 4.22 contains a complete list of all employee benefit plans, programs, policies, practices, agreements, contracts and other arrangements providing benefits to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not subject to ERISA, and whether covering one person or more than one person, sponsored or maintained by Seller, to which Seller is a party, to which Seller contributes or is obligated to contribute or to which Seller is or has ever been a party or obligated to contribute to (collectively, “Employee Plans”). Without limiting the generality of the foregoing, the term “Employee Plans” includes employee welfare benefit plans within the meaning of Section 3(1) of ERISA, employee pension benefit plans within the meaning of Section 3(2) of ERISA and employment agreements. For purposes of this Section 4.22, the term “employee” shall be considered to include individuals rendering personal services to Seller as independent contractors, and the term “Seller” shall include any Affiliate of Seller.

(b)  With respect to each Employee Plan, Seller has delivered to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Employee Plan and, including without limitation, all plan documents, benefit schedules, participant agreements, trust agreements, and insurance contracts and other funding vehicles, (ii) the three (3) most recent annual reports (Form 5500 Series where applicable) and accompanying schedules, if any, (iii) the current summary plan description, if any, (iv) the most recent annual financial report, if any, and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as set forth in Schedule 4.22, all financial statements and actuarial reports for each Employee Plan have been prepared in accordance with generally accepted accounting principles and actuarial principles, applied on a uniform and consistent basis. Except as specifically provided in the foregoing documents delivered to Buyer, there are no amendments to any Employee Plan that have been adopted or approved, nor has Seller undertaken to make any such amendments.

(c)  None of the Employee Plans is either a (i) multi-employer plan, as defined in Section 3(37) of ERISA, or (ii) a pension plan, as defined in Section 3(2) of ERISA that is or was subject to the minimum funding requirements of ERISA or Section 412 of the Internal Revenue Code. Seller has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Internal Revenue Code or Part 6 of Title I of ERISA.

(d)  All Employee Plans and all funds established thereunder are in compliance in all respects with the requirements prescribed by applicable laws, statutes, orders, governmental rules or regulations, and Seller has complied in all respects with all applicable laws and regulations in the establishment, operation, investing under and administration of the Employee Plans. Seller has performed all obligations required to be performed by it under the Employee Plans, and Seller is not in any respect in default or in violation of, any of the Employee Plans. All required reports, descriptions, or filings have been filed or distributed appropriately with respect to each Employee Plan. All contributions, premiums or other payments which are due for each Employee Plan have been paid, and all contributions, premiums or other payments, for any period ending on or before the Closing Date which are not yet due have been paid or accrued. No action, suit, proceeding, hearing or investigation is pending or threatened with respect to any Employee Plan.

(e)  A favorable determination letter as to the qualification of each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Internal Revenue Code, and any amendment made or event relating to such Employee Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such Employee Plan. No issue concerning qualification of any Employee Plan is pending before or threatened by the Internal Revenue Service. Each Employee Plan has been administered in accordance with its terms, except for those terms which are inconsistent with the changes required by the Internal Revenue Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each Employee Plan has been administered in accordance with the provisions of the Internal Revenue Code and such regulations and rulings, and neither Seller nor any fiduciary of any Employee Plan has done anything which would adversely affect the qualified status of any Employee Plan or related trust. Seller has performed all material obligations required to be performed by it under, and is not in default under or in violation of, the terms of any Employee Plan in any material respect.

(f)  Seller has not incurred any liability to the PBGC under Section 4001 et seq. of ERISA, and no condition exists that could reasonably be expected to result in Seller incurring liability under Title IV of ERISA either singly or as a member of any trade or business, whether or not incorporated, under common control or affiliated with Seller, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

(g)  Neither Seller, nor any other “disqualified person” (as defined in Section 4975 of the Internal Revenue Code) or “party-in-interest” (as defined in Section 3(14) of ERISA), has engaged in any “prohibited transaction” (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) which could subject any Employee Plan (or its related trust), Seller or any officer, manager, director or employee of Seller to the tax or penalty imposed under Section 4975 of the Internal Revenue Code. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Employee Plans have complied in all respects with the requirements of Section 404 of ERISA.

(h)  Except as provided in Schedule 4.22, the execution and performance of the transactions contemplated by this Agreement shall not constitute an event under any Employee Plan or agreement that will result in any payment (whether severance or otherwise), acceleration of vesting or increase of benefits with respect to any employee, former employee, independent contractor or former independent contractor, officer, director or agent of Seller. No compensation or benefit that is or will be payable in connection with this Agreement shall be characterized as a “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

(i)  Neither Seller nor any of the Members have made any commitment to establish any new Employee Plan, to modify any Employee Plan or to increase benefits or compensation of employees or former employees of Seller, nor has any intention to do so been communicated to employees or former employees of Seller.

(j)  Each Employee Plan that is a “group health plan” as defined in Section 607 of ERISA has at all times been operated in compliance with the provisions of Part 6 and Part 7 of Title I of ERISA, and Sections 4980B and 9801 et seq. of the Internal Revenue Code.

4.23    Current Information.    Seller and the Management Members have previously delivered to Buyer non-public information relating to the Business, and Seller will continue to furnish similar information until the Closing. At the time of delivery thereof, none of such information contained, or shall contain, any untrue statement of a material fact or omitted, or shall omit to state a material fact necessary in order to make such statements made therein, in light of the circumstances in which they were made, not misleading.

4.24    Tax Matters.

(a)  Except as set forth on Schedule 4.24, (i) all Tax Returns of, relating to or which include Seller or any Subsidiary which were required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes required to have been paid by Seller or any Subsidiary have been paid in full on a timely basis to the appropriate authorities, and (iii) all Taxes or other amounts required to have been collected, withheld or deposited by Seller or any Subsidiary have been timely and properly collected, withheld or deposited as required.

(b)  Except as set forth on Schedule 4.24, (i) no tax or governmental authority has asserted in writing any adjustment, deficiency or assessment that could result in additional Tax for which Seller or any Subsidiary is or may be liable, (ii) there is no pending audit, examination, investigation, dispute, proceeding or claim for which Seller or any Subsidiary has received written notice relating to any Tax for which Seller or any Subsidiary is or may be liable, (iii) no statute of limitations with respect to any Tax for which Seller or any Subsidiary is or may be liable has been waived or extended by any Member, Seller or any Subsidiary, (iv) the due date of any Tax Returns that Seller or any Subsidiary is required to file has not been extended, and (v) none of Seller or any Subsidiary is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

(c)  There are no Encumbrances on any of the property or assets of Seller or any Subsidiary which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

(d)  None of Seller or any Subsidiary is a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 162, 164 or 404 of the Internal Revenue Code.

(e)  None of Seller or any Subsidiary has been a member of an affiliate group filing a consolidated federal income Tax Return, and none of Seller or any Subsidiary is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise.

(f)  Seller and each Subsidiary, at all times since its formation, has been treated and taxed as a partnership for federal and state income Tax purposes (within the meaning of

Sections 761(a) and 7701(a)(2) of the Internal Revenue Code) pursuant to the provisions of Subchapter K of the Internal Revenue Code.

(g)  Complete and correct copies of (i) any Tax examination reports, (ii) extensions of statutory limitations, (iii) the federal, state and local Tax Returns of Seller and each Subsidiary, and (iv) substantive correspondence between Seller, any Subsidiary or any Member and all tax authorities for Seller’s or such Subsidiary’s, as the case may be, last three (3) taxable years have been provided to Buyer.

4.25    Insurance.    Schedule 4.25 sets forth a true and complete list showing the insurance company, insured and other parties, type and amount of coverage and deductibles of all insurance policies held by Seller or any Subsidiary. Such insurance policies are in full force and effect. None of Seller or any Subsidiary is in default in any respect under any provision of any such policy nor has it failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim.

4.26    Insider Interests.    No member, director, manager, officer, employee or agent of Seller or any Subsidiary, directly or indirectly, (a) competes with, is involved with, or has any direct or indirect interest in any business entity which competes with the Business, (b) has any agreement of any type with Seller or any Subsidiary, or (c) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the Business, except as a Member or employee of Seller.

4.27    Certain Practices.    No member, director, manager, officer, employee or agent of Seller or any Subsidiary has, directly or indirectly, made or agreed to make any improper or illegal payment, gift or political contribution to, or taken any other improper or illegal action, for the benefit of any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the Business.

4.28    Product Warranty.    Except as set forth in Schedule 4.28, each product manufactured, sold, leased or delivered by Seller or any Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Seller or any Subsidiary has any liability (and to the knowledge of Seller or any Management Member there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased or delivered by Seller or any Subsidiary is subject to any guaranty, warranty or other indemnity beyond Seller’s applicable standard terms and conditions of sale, copies of which have been delivered to Buyer.

4.29    Product Liability.    Neither Seller nor any Subsidiary has any liability (and to the knowledge of Seller or any Management Member there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller or any Subsidiary.

4.30    Finders.    Except for Stump & Company and Stump Financial Corporation no broker, finder or investment banker is entitled to any fee or commission from Seller, any Subsidiary or any Member for services rendered on behalf of Seller, any Subsidiary or any Member in connection with the transactions contemplated by this Agreement. Notwithstanding the provisions of Section 6.14, Seller and the Members are solely responsible for the fees and expenses of Stump & Company and Stump Financial Corporation.

4.31    Full Disclosure.    None of the representations and warranties made in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOOKER AND BUYER

Hooker and Buyer jointly and severally represent and warrant to Seller the following:

5.1    Organization; Qualification.    Hooker is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Hooker and Buyer have the power and authority to own their assets and to carry on their business as they are presently being conducted. Hooker and Buyer are duly qualified and in good standing in the Commonwealth of Virginia. As of the Closing Buyer will be duly qualified and in good standing in the State of North Carolina.

5.2    Authority Relative to this Agreement.    Hooker and Buyer each have the power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Hooker and Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Hooker and the sole member of Buyer, respectively, and no other corporate or company proceedings on the part of Hooker or Buyer are necessary with respect thereto. This Agreement has been duly executed and delivered by each of Hooker and Buyer, and this Agreement constitutes and the Related Agreements to which it is a party, when executed and delivered by Hooker and/or Buyer, as the case may be, shall constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as their terms may be limited by (a) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding in equity or at law.

5.3    No Violation.    The execution and delivery by each of Hooker and Buyer of this Agreement and the Related Agreements to which it is a party do not and the consummation of the transactions contemplated hereby and thereby, shall not (a) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Hooker or the Articles of Organization or Operating Agreement of Buyer or (b) violate any law or regulation, or judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Hooker or Buyer.

5.4    Consents and Approvals.    There is no requirement applicable to Hooker or Buyer to make any filing with, or to obtain the consent or approval of, any governmental entity as a condition to the consummation of the transactions contemplated by this Agreement.

5.5    Litigation.    There are no actions, suits, claims or proceedings pending or, to the knowledge of Hooker, threatened against Hooker or Buyer, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, which seek to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement.

5.6    Finders.    Except for BB&T Capital Markets, a division of Scott & Stringfellow, Inc., no broker, finder or investment banker is entitled to any fee or commission from Hooker or Buyer in connection with the transactions contemplated by this Agreement. Hooker shall be solely responsible for the fees and expenses of BB&T Capital Markets in connection with such transaction.

5.7    Environmental Reports.    Buyer has delivered to Seller complete copies of all of the third-party environmental reports obtained in Buyer’s due diligence investigation of Seller’s Real Property.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1    Conduct of Business.    From the date hereof until the Closing, Seller shall (a) operate the Business only in the ordinary course consistent with past practices, (b) maintain in good repair, at its expense, all of the Equipment, (c) preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with Seller or any Subsidiary, (d) refrain from extraordinary transactions, (e) except as provided below, not make any distributions of cash or property to the Members, and (f) not issue any equity interest or any security convertible into or exchangeable for any equity interest or otherwise representing an equity interest or the value thereof. However, Seller shall be permitted to (x) make distributions to each Member up to the Closing Date in an amount not to exceed amounts required to pay the Members’ estimated taxes with respect to the income of Seller allocable to such Member for the period ending on the Closing Date, (y) pay bonuses accrued to the Members as of September 28, 2002 and December 31, 2002, and (z) pay the normal guaranteed payments to Members up to and through the Closing Date; provided that any such distribution must be made on or before the Closing Date and must be reflected in the Closing Date Balance Sheet of Seller and shall be taken into account for the purposes of calculating the Net Working Capital as of the Closing Date by reducing cash. Seller’s management shall meet with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of Seller and the Business and any problems relating to the Business. Seller shall promptly notify Buyer of (a) any emergency or change in the normal conduct of the Business or operations of Seller or any Subsidiary, (b) the threat or initiation of any litigation against Seller or any Subsidiary, (c) the initiation of any investigation of Seller or any Subsidiary by any Person, and (d) any budget revisions involving any of the

Purchased Assets or the Business and shall keep Buyer full informed of developments with respect to such events and afford Buyer’s representatives access to all materials in its possession relating thereto.

6.2    Forbearances by Seller.    Except as contemplated by this Agreement, neither Seller nor any Subsidiary shall, from the date hereof until the Closing, without the written consent of Buyer:

(a)  sell, lease or otherwise dispose of any of the Purchased Assets except inventory sales in the ordinary and usual course of business;

(b)  mortgage, pledge or otherwise encumber, or permit to exist any Encumbrance on, any of the Purchased Assets;

(c)  enter into, amend, terminate or assign any Contract or Lease;

(d)  make any capital expenditures, either individually or in the aggregate, in excess of $5,000 or incur any obligation or liability for borrowed money, excluding obligations under Seller’s revolving line of credit with CIT Group Commercial Services, Inc. in amounts incurred in the ordinary and usual course of business consistent with past practice;

(e)  make any investment in, merge or consolidate with, or acquire any or all of the capital stock or interest in or the assets of any other Person;

(f)  assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, or make loans or advances to any other Person, or pay to any Person any fee that is not legally due to such Person;

(g)  enter into any employment agreement, modify any existing employment agreement or increase in any manner the compensation or benefits of any employee of Seller or any Subsidiary; provided, however, that Seller may accrue and pay non-Member employee bonuses for Seller’s first quarter of fiscal 2003 ending December 31, 2002;

(h)  increase in any manner the compensation of any of the directors, managers, officers or other employees of Seller or any Subsidiary, or grant them any severance or termination pay;

(i)  pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any director, manager, officer or employee, whether past or present, of Seller or any Subsidiary, or enter into or announce any intention to adopt or terminate or amend any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, severance, retirement, pension or other benefit plan or arrangement with or for the benefit of any of its directors, managers, officers, employees or of any other Person;

(j)  enter into any contract which shall require an expenditure after the Closing of more than $10,000 by Seller, any Subsidiary or the Business;

(k)  alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or the methods by which such principles are applied for Tax or financial reporting purposes;

(l)  split, combine, reclassify or otherwise similarly change its membership interests, or redeem any of its membership interests;

(m)  except to the extent expressly permitted in Section 6.1, declare, set aside or pay any dividend in cash or property, repurchase or otherwise make any distribution in cash or property, with respect to its equity interests;

(n)  authorize the creation or issuance of, or issue or sell (or agree to issue or sell) any membership or other equity interests or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from it, any membership or other equity interest in Seller or any Subsidiary;

(o)  enter into any joint venture, partnership, strategic alliance or other similar arrangement;

(p)  enter into any agreement which restricts in any way its ability to compete with any other Person;

(q)  cancel or compromise any indebtedness owed to it;

(r)  cancel or allow any of its existing insurance policies to lapse; or

(s)  enter into an agreement to do any of the things described in clauses (a) through (r) above.

6.3    Purchased Receivables.    For a period of one hundred twenty (120) days after the Closing, Buyer shall use commercially reasonable efforts to collect the Purchased Receivables. Such efforts shall not require Buyer to employ commercial collection agencies or file suit. At any time within fourteen (14) days after expiration of the 120-day period following the Closing Date, Buyer shall have the right, by giving written notice of its desire so to do, to cause Seller to reimburse Buyer in an amount equal to the face value of such uncollected Purchased Receivables to the extent the aggregate dollar amount of such uncollected Purchased Receivables exceeds the dollar amount of Seller’s aggregate reserves as of the Closing Date for uncollected trade accounts receivable included in the Purchased Receivables. Within seven (7) days of receipt of such notice, Seller shall pay Buyer such amount in immediately available funds, and Buyer shall, at Seller’s request, assign such Purchased Receivables to Seller, without recourse.

6.4    Bulk Sales Laws.    Notwithstanding the provisions of Article X, Seller and the Members, jointly and severally, shall indemnify and hold harmless Hooker and Buyer from any and all claims made by creditors of Seller relating to provisions of the “bulk sales laws” of any state or other jurisdiction which may be applicable to the transactions contemplated hereby and from all costs (including reasonable attorney’s fees) incurred in the defense of any claims made under such laws.

6.5    Investigation of Businesses and Properties.    From the date hereof until the Closing, Seller shall afford Hooker full and free access to Seller and each Subsidiary, their respective personnel, properties, contracts, books and records and all other documents and data, including access to facilities for the purpose of conducting comprehensive environmental site assessments, and including access to information relevant to financial or legal matters. Hooker shall not perform any invasive environmental testing without Seller’s prior written consent, which consent shall not be unreasonably withheld.

6.6    Disclosure; Confidentiality.

(a)  Except as and to the extent required by law (including without limitation federal and state securities laws), without the prior written consent of the other party, neither Hooker or Buyer nor Seller or any Member shall make (and each shall direct its representatives not to make), directly or indirectly, to the public or to any third party, any comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions, or other aspects of the transaction contemplated herein. If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure shall be made; provided however, that Hooker and Buyer shall be permitted to make, without prior review by Seller or any Member, such public announcements and filings regarding the transactions contemplated herein as are required, in Hooker’s sole discretion, under applicable federal and state securities laws.

(b)  Neither Hooker or Buyer nor Seller or any Member shall disclose or use (and each shall direct its representatives not to disclose or use), to the detriment of the other party any Confidential Information (as defined below) with respect to the other party furnished, or to be furnished, by the other party or its representatives at any time or in any manner other than in connection with its evaluation of the contemplated transaction. For purposes of this Section 6.6(b), the term “Confidential Information” means any written, oral or other information obtained in confidence in connection with the contemplated transaction or the negotiation of this Agreement unless (i) such information is already known to the receiving party or to others not bound by a duty of confidentiality or such information is or becomes publicly available through no fault of such person or persons, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the contemplated transaction, or (iii) the furnishing or use of such information is required or appropriate in connection with legal proceedings.

6.7    Subsequent Events.    If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement in a representation and warranty or otherwise, then, upon the happening of such event, the party shall promptly make such disclosure to the other parties hereto.

6.8    Exclusive Dealing.    Seller and each Member represents and warrants to Hooker and Buyer that there is no existing agreement, understanding, letter of intent or other commitment or arrangement of any kind between Seller, any Subsidiary or any Member and any other Person concerning the sale or other disposition of (a) Seller’s or any Subsidiary’s assets (other than sales of inventory in the ordinary course of business), or (b) any equity interest in Seller or any

Subsidiary, except for certain buy/sell provisions effective upon the death or termination of employment of a Member. From the date hereof until the Closing, neither the Members nor Seller shall, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of any equity interest in Seller or any Subsidiary, Seller’s or any Subsidiary’s assets or business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory and obsolete equipment in the ordinary course of business); and the Members and Seller shall immediately notify Buyer regarding any contact between any Member, Seller or their respective representatives and any other Person regarding any such offer.

6.9    Allocation of Purchase Price.    The Purchase Price has been agreed upon by the parties and the values assigned to the various assets which constitute the Purchased Assets are listed in Schedule 6.9. Seller and Hooker agree that, to the extent that the values reflected in Schedule 6.9 were not established in the Audited Seller Financial Statements, the values reflected in Schedule 6.9 were separately established as a result of good faith bargaining and that, in reporting the transactions contemplated by this Agreement to the Internal Revenue Service as is required by Section 1060 of the Internal Revenue Code, they shall use such values. None of Seller, the Members, Hooker or Buyer shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with the allocation unless required to do so by applicable law.

6.10    Taxes and Recording Fees.

(a)  All property Taxes and special assessments payable in respect of any property, whether real or personal, transferred in connection with the transactions contemplated by this Agreement shall be prorated between the parties on the basis of actual days elapsed between the commencement of the current fiscal Tax year and the Closing, based on a 365-day year.

(b)  All transfer, documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges for deeds and for releases with respect to any indebtedness or other obligation secured by any of the Purchased Assets to the extent such indebtedness or other obligation will be satisfied in connection with the Closing and other fees and charges incurred in connection with consummation of the transaction (excluding any recording or other fees associated with any financing Buyer may obtain) contemplated by this Agreement shall be paid by Seller when due. Seller, at its own expense, shall file on a timely basis all necessary Tax Returns and other documents required to be filed with respect to all such Taxes, and fees and charges. Hooker and Buyer shall cooperate with Seller to the extent necessary to enable it to make such filings and join in the execution of any Tax Returns or other documents as may be necessary to enable Seller to comply with the provisions of this Section.

6.11    Proration of Rent, Utility Charges, etc.    Any installment of rent due on any Lease to which Seller is a party and any utility or similar charge payable with respect to the period in which the Closing occurs shall be prorated, based on the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

6.12    Mail Received After Closing.    Following the Closing, Buyer may open all mail, email, telegrams and other communications and packages it receives which are addressed to Seller or any Subsidiary and deal with the content thereof in its discretion to the extent that the content thereof relates to the Business, the Purchased Assets or the Assumed Liabilities. Buyer agrees to deliver to Seller all other such material it receives which is addressed to Seller or any Subsidiary and does not relate to such Business, assets or liabilities.

6.13    Retention of Books and Records.    For a period of four (4) years after the Closing, the parties shall retain their books or records relating to the Purchased Assets or the Assumed Liabilities. After such four-year period, any party shall provide not less than forty-five (45) nor more than ninety (90) days’ prior written notice to the other parties of any proposed destruction or disposition of any such books and records. If the recipient of such notice desires to obtain any of the documents to be destroyed or disposed of, it may do so by notifying the sender of such notice, in writing, at any time prior to the scheduled date for such destruction or disposal. The notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

6.14    Expenses.    Except as otherwise expressly provided herein, Hooker and Seller shall each be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of their representatives) incurred at any time in connection with the contemplated transaction. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent.

6.15    Efforts to Consummate.

(a)  Each of the parties agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things required by law, necessary or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, approvals or waivers of third parties, whether governmental or private, required of it. Each party agrees to cooperate fully with the other parties in assisting them to comply with the provisions of this Section and Seller agrees to take such steps as may be necessary to remove any Encumbrances which affect the Purchased Assets. Notwithstanding the foregoing, no party hereto shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise then required of it, to obtain any consent, approval or waiver.

(b)  Seller and the Members hereby covenant that all consents to the transactions contemplated by this Agreement from third parties, including parties to Contracts and Leases and governmental authorities, shall have been obtained prior to the Closing.

6.16    Further Assurances.    Seller and the Members shall use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of Hooker or Buyer shall, at or after the Closing, without further consideration, promptly execute and deliver such additional documents as may be necessary to consummate more effectively the transactions contemplated hereby and to vest in Buyer title to the Purchased Assets, free and clear of Encumbrances.

6.17    Employee Matters.

(a)  Schedule 6.17 contains a list of all employees of Seller. Seller shall offer Buyer an opportunity, prior to the Closing, to offer employment with Buyer, effective after the Closing, to all of such employees that Buyer may desire to and upon such terms and with such benefits as Buyer may determine, in its sole discretion. The employees who elect to become employees of Buyer are referred to as “Transferred Employees”. Buyer acknowledges and assumes all liabilities, if any, under the Worker Adjustment and Retraining Notification Act 29 U.S.C. §2101 et seq. arising out of the discharge by Buyer of any Transferred Employee.

(b)  All Transferred Employees shall receive service credit for tenure with Seller and its predecessors for the purposes of calculating termination pay, accrued vacation pay and accrued sick pay (to the extent such pay is provided by Buyer), and no additional waiting periods, deductibles or exclusions shall be imposed or assessed against such employees under Buyer’s medical benefit plans (other than as would have been applicable to such employees under Seller’s medical benefit plan as in effect on the date hereof).

(c)  As soon as practicable following the Closing, Buyer shall establish a defined contribution plan and trust (or amend an existing defined contribution plan) for Employees, which shall be qualified under Sections 401 and 501 of the Internal Revenue Code, which shall provide for salary reduction contributions pursuant to Section 401(k) of the Internal Revenue Code (“Buyer’s 401(k) Plan). Buyer’s 401(k) Plan shall be substantially similar to Seller’s 401(k) Retirement Plan (“Seller’s 401(k) Plan”). Buyer’s 401(k) Plan shall provide that each Transferred Employee be given credit for the Transferred Employee’s service with Seller and its affiliates for purposes of determining the Transferred Employee’s eligibility to participate and vesting under Buyer’s 401(k) Plan. Transferred Employees shall not accrue additional benefits after the Closing under defined contribution plans maintained by Seller. Buyer shall reimburse Seller for Seller’s direct accounting and legal expenses related to terminating Seller’s existing 401(k) plan in an amount not to exceed $20,000.

(d)  Buyer shall cause Buyer’s 401(k) Plan to accept rollovers of “eligible rollover distributions” (within the meaning of the Internal Revenue Code Section 402(c)(4)) made from Seller’s 401(k) Plan to Transferred Employees. Buyer shall not be required to cause Buyer’s 401(k) Plan to accept eligible rollover distributions with respect to a Transferred Employee unless the Transferred Employee is employed by Buyer at the time of such roll over to Buyer’s 401( k) Plan.

(e)  Buyer shall be responsible for providing group health plan coverage pursuant to Section 4980B of the Internal Revenue Code and Sections 601 through 609 of ERISA (“COBRA”) for each person who is entitled to receive COBRA coverage under an Assumed Employee Plan as a result of a “qualifying event” (as defined under COBRA) that occurs prior to, on or after the Closing Date.

(f)  Prior to Closing, Seller shall furnish to all covered employees and qualified beneficiaries under its group health plan notice of the right to receive COBRA continuation coverage. Such notice shall explain that COBRA continuation coverage will be available only if the transactions contemplated under this Agreement cause any such persons to experience a qualifying event. For purposes of this subsection, the terms “covered employees,” “qualified beneficiaries,” “group health plan,” “COBRA continuation coverage” and “qualifying event” shall have the meaning given to those terms under COBRA and applicable regulations.

(g)  Hooker, Buyer and Seller shall each make their appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting Transferred Employees.

6.18    Name Change. Simultaneously with the Closing, Seller shall change its company name, including any trade name or assumed name used by Seller to a name which does not include “Bradington-Young” or any name confusingly similar thereto and shall take such other actions and cooperate with Buyer as may be necessary, advisable or appropriate to permit Buyer to use Seller’s present name and any other name substantially similar thereto as of the Closing. After the Closing, neither Seller nor any Affiliate of Seller or any Member or any of their respective Affiliates shall use, directly or indirectly, the names Bradington-Young, Alexander Taylor or any other name which is confusingly similar thereto for any purpose except to refer to the business conducted by Seller or its Affiliates prior to the Closing.

6.19    [INTENTIONALLY OMITTED]

6.20    Warranty Obligations. Subject to Seller’s and the Management Member’s representations and warranties in Section 4.28, as of the Closing Date, Buyer shall assume and thereafter discharge all responsibilities of Seller for warranty claims with respect to (i) products manufactured and sold by Seller in the Business prior to the Closing Date; and (ii) finished goods included in the Inventory which may be sold by Buyer at any time on or after the Closing Date whether such claim is based on breach of an express or implied warranty (including, without limitation, implied warranties of merchantability and fitness for a particular purpose) (“Ordinary Warranty Claims”) granted by Seller; provided, however that Ordinary Warranty Claims shall not include any claims based on negligence or other tortious or wrongful conduct, strict liability, personal injury (including death), property damage, or claims alleging unfair trade practices or those based on statutory remedies. Buyer shall have the right, in its sole discretion, to defend, compromise, settle or otherwise resolve any Ordinary Warranty Claims on behalf of Seller. Without in any way limiting the foregoing, Buyer’s assumption of Seller’s responsibilities for Ordinary Warranty Claims shall extend to Seller’s obligations, if any, to grant returns and allowances in connection with any such Ordinary Warranty Claims.

6.21    Owned Real Property Title Exceptions. With respect to the following title exceptions affecting the Owned Real Property (the “Owned Real Property Title Exceptions”), which are described in Schedule 4.13:

(i)   Schedule 4.13, Item 3.a. – building encroachment described in Item 9 of Schedule B-Section 2 of LTIC File Order No. 3011824 (Guilford County);

(ii)  Schedule 4.13, Item 4.a. – possible setback violation shown on survey referred to in Schedule B-Section 2 of LTIC File Order No. 3011917 (Guilford County); and

(iii) Schedule 4.13, Item 7.a. – fence encroachment described in Item 6 of Schedule B-Section 2 of LTIC File Order No. 1020428 (Gaston County),

as soon as practicable after the Closing, but in no event more than 90 days after the Closing Date, Seller and the Members will use their best efforts to resolve the Owned Real Property Title Exceptions to the satisfaction of Hooker and Buyer. The resolution of the Owned Real Property Title Exceptions shall be at Seller’s expense, except for the title exception described in clause (i) above which shall be at Buyer’s expense.

6.22    High Point Showroom. Prior to or at the Closing, (i) Seller shall cause JDI to convey to Seller good and marketable fee simple title to the Owned Real Property described as “High Point Showroom #2” in Schedule 2.1(a) so that, at Closing, Seller can convey the same to Buyer and (ii) Seller and JDI shall terminate the Showroom Lease, dated January 25, 2002 (the “Showroom Lease”), between JDI, as landlord, and Seller, as tenant.

6.23    Environmental Testing. Buyer shall advise Seller no later than December 27, 2002 if it intends to perform any invasive testing on Seller’s Real Property.

6.24    Escrow. To partially secure payment for any liability of Seller or any Member to Hooker or Buyer under this Agreement, including without limitation Buyer’s right, if any, to a Purchase Price Adjustment payment under Section 2.5 of this Agreement and Hooker’s and Buyer’s right to indemnification by Seller and the Members under Article 10 of this Agreement, at the Closing, Seller and each Member shall execute and fund the Escrow Agreement. The terms of the Escrow Agreement shall control, but that agreement shall generally provide Buyer with full indemnification for any Loss any Buyer Indemnified Party incurs to the extent such Loss is indemnifiable by Seller or any Member under Section 10.1, subject to the limitations set forth in Sections 10.4 and 10.6. On

(i)   the date the Purchase Price Adjustment is paid by Seller or Buyer, as the case may be, $500,000 of the Escrow Amount and

(ii)  the tenth business day after each annual anniversary of the Closing Date, $1,000,000 of the Escrow Amount (plus any interest that has accrued on the then remaining Escrow Amount during the previous year)

shall be released to Seller, in each case less the aggregate of (x) the amount of any claims for indemnification made by Hooker or Buyer that remain unresolved on such date, and (y) all amounts previously paid, or required to be paid, to Hooker or Buyer under the Escrow Agreement to the extent not previously reflected in a release of funds under the Escrow Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF HOOKER AND BUYER

The obligations of Hooker and Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions:

7.1    Representations and Warranties. Each of the representations and warranties of Seller and the Management Members contained in this Agreement (which representations and warranties include the information in the schedules corresponding thereto) shall be true and correct as of the date of this Agreement and as of the Closing, and the chief executive officer of Seller and the Management Members shall have delivered a certificate to that effect.

7.2    Performance of this Agreement. Seller shall have performed all of its obligations under this Agreement to be performed by it before the Closing, and the chief executive officer of Seller shall have delivered a certificate to that effect.

7.3    Authorization.

(a)  All action required to be taken by Seller and all action required to be taken by any Member in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Hooker and Hooker shall have received such originals or copies of such documents as it may reasonably request.

(b)  All action required to be taken by Christopher Coleson and all action required to be taken by any member of Christopher Coleson in connection with the transactions contemplated by this Agreement, including without limitation the transfer to Buyer of Seller’s membership interest in Christopher Coleson and admittance of Buyer as a member of Christopher Coleson, shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Hooker and Hooker shall have received such originals or copies of such documents as it may reasonably request.

(c)  All action required to be taken by JDI and all action required to be taken by any member of JDI in connection with the transactions contemplated by this Agreement, including without limitation the conveyance to Seller of good and marketable fee simple title to the Owned Real Property described as “High Point Showroom #2” in Schedule 2.1(a) and termination of the Showroom Lease, shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Hooker and Hooker shall have received such originals or copies of such documents as it may reasonably request.

7.4    Consents and Approvals. The consents and approvals of all Persons that (a) Seller, any Subsidiary or any Member must obtain to transfer the Purchased Assets to Buyer and (b) Buyer must obtain in order to be able to conduct the Business after the Closing, shall have been obtained and all waiting periods specified by law with respect thereto have passed.

7.5     Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, or which would limit or affect the ability of Buyer to operate the Business after the

Closing, and there shall not have been threatened, nor shall there be pending, any action or proceeding in any court or before any governmental agency seeking to prohibit or delay the consummation of, or challenging the validity of, the transactions contemplated by this Agreement.

7.6     Legislation. No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

7.7     Opinion of Counsel for Seller. Hooker and Buyer shall have received an opinion from Kirk Palmer & Thigpen, P.A., Counsel for Seller and the Members, substantially in the form attached hereto as Exhibit E.

7.8     Due Diligence. Hooker shall have completed to its satisfaction its due diligence examination of Seller, the Subsidiaries, the Business and the Purchased Assets.

7.9     Absence of Change. Seller shall not have experienced, or shall not be expected to experience, any one or more events, circumstances, conditions or changes, which result in, or which may be expected to result in an adverse effect on the assets, earnings, financial conditions, operations or prospects of the Business or Seller.

7.10     Employment Agreements and Related Matters. Buyer shall have entered into an Employment Agreement with each person listed on Schedule 3.1(d).

7.11     Escrow Agreement. Seller, Buyer, the Members and the Escrow Agent shall have entered into the Escrow Agreement.

7.12     Licenses and Permits. Buyer shall have obtained all Licenses and Permits, including Environmental Permits, necessary or required to conduct the Business after the Closing in compliance with all laws.

7.13     Name Change. All action necessary or appropriate to effect the change of the company name of Seller and to permit Buyer to use the name Bradington-Young or a name which is substantially similar thereto, all as provided in Section 6.18, shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Hooker, and Hooker shall have received all such originals or copies of such documents as it may reasonably request.

7.14     No Encumbrances. Except as set forth in Schedule 7.14, Seller shall deliver to Buyer the Purchased Assets free and clear of any and all Encumbrances and shall have provided to Hooker such documents, in substance and form reasonably acceptable to Hooker, as it may reasonably request. There shall be no easement, condition, restriction or other matters of record with respect to any Owned Real Property that could reasonably be expected to adversely affect marketability of title thereto or Buyer’s use thereof.

7.15     Amendment to Lease. Buyer, Seller and Henry Hall shall have entered into an estoppel certificate and amendment to lease, or similar agreement, in form and substance reasonably acceptable to Buyer that, among other things, shall amend and extend the term of the Lease, dated April 1, 1997, between the Mr. Hall, as landlord, and Seller, as tenant.

7.16     High Point Showroom. Seller shall have caused JDI to convey to Seller good and marketable fee simple title to the Owned Real Property described as “High Point Showroom #2” in Schedule 2.1(a) so that, at Closing, Seller can convey the same to Buyer.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions:

8.1    Representations and Warranties. Each of the representations and warranties of Hooker and Buyer contained in this Agreement (which representations and warranties include the information in the schedules corresponding thereto) shall be true and correct as of the date of this Agreement and as of the Closing, and the chief executive officer of Hooker shall have delivered to Seller a certificate to that effect.

8.2    Performance of this Agreement. Hooker and Buyer shall have performed all of their obligations under this Agreement to be performed by it before the Closing and shall have delivered to Seller a certificate of the chief executive officer of Hooker to that effect.

8.3    Corporate Authorization. All corporate action required to be taken by Hooker and Buyer in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Seller, and Seller shall have received all such originals or copies of such documents as it may reasonably request.

8.4    Consents and Approvals. The consents and approvals of all Persons which Buyer must obtain to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and all waiting periods specified by law with respect thereto shall have passed.

8.5    Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding in any such court or before any such governmental agency seeking to prohibit or delay, or challenging the validity of, the transactions contemplated by this Agreement.

8.6    Legislation. No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

8.7    Opinion of Counsel for Buyer. Seller and the Members shall have received an opinion from McGuireWoods LLP, counsel for Hooker, substantially in the form attached hereto as Exhibit F.

8.8 Escrow Agreement. Seller, Buyer, the Members and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE IX
CLOSING

9.1 Time and Place of Closing. The closing (the “Closing”) shall take place at McGuireWoods LLP at 10:00 a.m. local time on January 2, 2003 or such other date as may be agreed upon by the parties (any of which dates is referred to as the “Closing Date”). The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. on the Closing Date.

9.2 Deliveries by Seller. At the Closing, Seller shall deliver to Hooker the following:

(a) duly executed special warranty deeds from Seller in recordable form which convey to Buyer good and marketable fee simple title to the Owned Real Property subject to easements, conditions, restrictions and other matters of record to the extent the same lawfully affect the Real Property and the lien of property taxes that are not due and payable as of the Closing Date;

(b) duly executed assignment and assumption agreements assigning to Buyer the Leases of the Leased Real Property;

(c) such affidavits as Buyer’s title insurance company customarily requires to insure title to real estate and without exception for rights of parties in possession or possible unfiled mechanic’s or materialmen’s liens;

(d) a certificate of non-foreign status;

(e) information necessary to satisfy 1099 report filing requirements;

(f) appropriate escrow instructions to the title company;

(g) estoppel certificates from lessors under the Leases;

(h) properly endorsed title certificates transferring the motor vehicles which are a part of the Purchased Assets to Buyer;

(i) properly endorsed membership interest certificate or other evidence of Seller’s membership interest in Christopher Coleson;

(j) a bill of sale and assignment substantially in the form attached hereto as Exhibit G;

(k) such document or documents (in a form satisfactory to Hooker and suitable for filing, registration or recording, if applicable) as may be necessary to transfer to Buyer the remainder of the Purchased Assets;

(l)   the certificates required by Sections 7.1 and 7.2;

(m) evidence that the company actions described in Section 7.3 have been taken;

(n)  copies of the consents required by Section 7.4;

(o)  a certificate from the Secretary of State of North Carolina of Seller’s and each Subsidiary’s good standing in the State of North Carolina, as of the most recent date obtainable;

(p) the Opinion of Counsel required by Section 7.7;

(q) evidence that all action described in Sections 7.13, 7.14 and 7.16 has been taken;

(r)  a duly executed Escrow Agreement; and

(s) such additional documents as Hooker may reasonably request.

9.3 Deliveries by Buyer. At the Closing, Hooker and/or Buyer shall deliver to Seller the following:

(a) the Cash Purchase Price (less the Escrow Amount) by wire transfer;

(b) the certificates required by Sections 8.1 and 8.2;

(c) evidence that the corporate action described in Section 8.3 has been taken;

(d) copies of the consents required by Section 8.4;

(e) a certificate from the State Corporation Commission of the Commonwealth of Virginia as to the good standing of each of Hooker and Buyer in the Commonwealth of Virginia as of the most recent date obtainable;

(f) the Opinion of Counsel required by Section 8.7;

(g) a duly executed escrow agreement; and

(h) such additional documents as Seller may reasonably request.

9.4 Deliveries by Seller, the Members, Hooker and Buyer. At the Closing,

(a)     Seller, the Members, Hooker and Buyer shall each execute and deliver to the appropriate parties copies of the Related Agreements to which it or he is a party.

(b)     Buyer shall deliver the Escrow Amount in immediately available funds to the Escrow Agent as provided in Section 2.6.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification by Seller and the Members. Seller and the Members, jointly and severally, shall indemnify and hold Hooker and Buyer, their Affiliates and their respective officers, directors, shareholders, agents and representatives (collectively the “Buyer Indemnified Parties”) harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys’, accountants’ and other professional fees) (each a “Loss” and collectively “Losses”) arising out of:

(a) a breach of any representation or warranty made by Seller or the Management Members in this Agreement or the Related Agreements (excluding the Employment Agreements, which shall stand on their own);

(b) a breach of any agreement of Seller, any Management Member or any Member contained in this Agreement or the Related Agreements (excluding the Employment Agreements, which shall stand on their own);

(c) the inability to collect any Purchased Receivable within 120 days after the Closing Date;

(d) the Excluded Assets or the Excluded Liabilities;

(e) the matters set forth in Schedule 10.1(e); or

(f) the operation by Seller of its business or its ownership, use or operation of the Purchased Assets prior to the Closing.

10.2 Indemnification by Hooker and Buyer. Hooker and Buyer, jointly and severally, shall indemnify and hold Seller, its officers, managers, members, agents and representatives (collectively the “Seller Indemnified Parties”) harmless from any Loss arising out of:

(a) a breach of any representation or warranty made by Hooker or Buyer in this Agreement or the Related Agreements (excluding the Employment Agreements, which shall stand on their own);

(b) a breach of any agreement of Hooker or Buyer contained in this Agreement or the Related Agreements (excluding the Employment Agreements, which shall stand on their own); or

(c) the operation by Buyer of the Business or the ownership, use or operation of the Purchased Assets after the Closing.

10.3 Third Party Claims. The obligation of an indemnifying party to indemnify another party to this Agreement under the provisions of this Article X with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

(a) The indemnified party shall give written notice to the indemnifying party of any assertion of liability by a third party which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of the indemnified party in giving notice shall relieve the indemnifying party of any obligation to indemnify unless (and then solely to the extent that) the indemnifying party is prejudiced by such delay.

(b) If any action, suit or proceeding (a “Legal Action”) is brought against an indemnified party with respect to which the indemnifying party may have an obligation to indemnify, the Legal Action shall be defended by the indemnifying party and such defense shall include all proceedings and appeals which counsel for the indemnified party shall deem appropriate.

(c) Notwithstanding the provisions of the previous subsection, until the indemnifying party shall have assumed the defense of any such Legal Action, the defense shall be handled by the indemnified party. Furthermore, (A) if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party; (B) if the indemnifying party fails to provide the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; (C) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (D) if a judgment against the indemnified party will, in the good faith opinion of the indemnified party, establish a custom or precedent that will be adverse to the best interests of its continuing business, the indemnifying party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the indemnified party. If the defense of the Legal Action is handled by the indemnified party under the provisions of this subsection, the indemnifying party shall pay all legal and other expenses reasonably incurred by the indemnified party in conducting such defense.

(d) In any Legal Action initiated by a third party and defended by the indemnifying party, (A) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (C) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action, and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Legal Action.

(e) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

10.4 Survival; Investigation. The representations and warranties of Seller, the Management Members, Hooker and Buyer contained in this Agreement shall survive any investigation by Seller or Hooker and shall not terminate until the third anniversary of the Closing Date (as further modified in clauses (a), (b), (c) and (d) of this Section 10.4, in each case, the “Survival Date”), except that (a) the representations and warranties of Seller and the Management Members made in Sections 4.1, 4.2, 4.3(a), 4.13 and 4.30 shall survive forever, notwithstanding the applicable statute of limitations; (b) the representations and warranties of Seller and the Management Members made in Sections 4.5, 4.12, 4.22, 4.24, 4.27, 4.28 and 4.29 shall survive until 90 days after the expiration of the applicable statute of limitations, at which time they shall lapse; (c) the representations and warranties of Seller and the Management Members made in Section 4.7 shall not terminate until the fourth anniversary of the Closing Date; and (d) the representations and warranties of Hooker and Buyer made in Sections 5.1, 5.2, 5.3(a) and 5.6 shall survive forever, notwithstanding the applicable statute of limitations. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Sections 10.1(a) or 10.2(a) shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the other party prior to the Survival Date, whether or not liability has actually been incurred. All indemnification payments under this Article X shall be deemed to be adjustments to the Purchase Price.

10.5 Representative. Seller and each Member, by signing this Agreement, hereby designates and appoints Ben S. Causey (the “Representative”) as the representative of Seller and each Member for purposes of this Agreement and through whom all actions on behalf of Seller and each Member relating to this Agreement, including those acts as are required, authorized or contemplated by this Article X with respect to a claim or the settlement or defense thereof shall be made or directed, and hereby acknowledges that the Representative shall be the only person authorized to take any action so required on behalf of Seller and each Member from and after the Closing Date. Seller and each Member shall be bound by any and all actions taken by the Representative on their behalf. Hooker and Buyer shall be entitled to rely upon any communication or writings given or executed by the Representative. The Representative may be changed upon written notice from Seller and all the Members to Hooker and Buyer; provided, that the Representative shall be one, and only one, of the Members at all times.

10.6 Limitations on Indemnification.

(a)     Notwithstanding any other provision of this Article X, (i) Seller and the Members shall not be liable under Section 10.1(a) unless and until the aggregate amount of liability thereunder exceeds $250,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $250,000 and (ii) the maximum amount for which the Buyer Indemnified Parties shall be entitled to indemnification in the aggregate under Section 10.1 shall be an amount equal to the Cash Purchase Price (without giving effect to any adjustment thereto after the Closing Date); provided, however that the indemnification obligation of each Member under Section 10.1 shall not exceed an amount equal to the product of (x) the number set forth beside such Member’s name in Schedule 10.6(a) (which is equal to such Member’s ownership interest in Seller) and (y) the Cash Purchase Price (without giving effect to any adjustment thereto after the Closing Date); provided further, however that the limitations set forth in this Section 10.6(a) shall not apply to liability for a breach of the representations or warranties in Sections 4.1, 4.2, 4.3(a), 4.13, 4.24, 4.26 and 4.30 or any indemnification obligation arising under Section 10.1(e). For the purposes of calculating each Member’s remaining indemnification obligation, any payment made to Hooker or Buyer from the Escrow Amount shall be deemed to be a payment by each Member in an amount equal to his pro rata share by interest of such payment. For so long as any representation or warranty made by Seller or the Management Members in this Agreement or the Related Agreements (excluding the Employment Agreements) survives the Closing as provided in Section 10.4, then to the extent that any claim for indemnification by any Buyer Indemnified Party for a Loss arising out of any event or circumstance described in Section 10.1(f) also arises out of a breach of such representation or warranty, then Seller’s and the Member’s indemnification obligations with respect to such Loss shall be subject to the limit on indemnification described in clause (i) of this Section 10.6(a).

(b)     Notwithstanding any other provision of this Article X, Hooker and Buyer shall not be liable under Section 10.2(a) unless and until the aggregate amount of liability thereunder exceeds $250,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $250,000 up to the Cash Purchase Price (without giving effect to any adjustment thereto after the Closing Date).

(c)     The amount of Losses recoverable under and pursuant to the terms of this Agreement shall be reduced by the amount of any and all insurance proceeds, if any, received by the indemnified party with respect to the act, event, circumstances or state of facts giving rise to indemnification hereunder.

(d)     During the term of the Escrow Agreement, Hooker and Buyer shall make any claim for indemnification under this Agreement first against the funds then in the Escrow Account to the extent of such funds and then, only after such funds have been exhausted, against Seller or any Member directly.

10.7   Exclusive Remedy. Except for actions grounded in fraud, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article X shall be the exclusive remedy of Buyer, Hooker, Seller and the Members with respect to the transactions contemplated by this Agreement. With respect to actions grounded in fraud, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (ii) no such party shall, by exercising any remedy available to it under this Article X, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Seller and Hooker;

(b) by Seller if there has been a material breach by Hooker or Buyer of a representation, warranty or agreement contained herein or if any of the conditions set forth in Article VIII are unsatisfied;

(c) by Hooker if there has been a material breach by Seller, the Management Members or the Members of any representation, warranty or agreement contained herein or if any of the conditions set forth in Article VII are unsatisfied;

(d) by Hooker if any change has occurred which has or can reasonably be expected to have a material adverse effect upon the Purchased Assets or the earnings, financial condition, operations or prospects of the Business or Seller;

(e) by Seller or Hooker if, other than as the consequence of a breach by the terminating party, the Closing has not occurred by 11:59 p.m., Richmond, Virginia time, February 3, 2003.

11.2    Effect of Termination. If this Agreement is terminated as provided in Section 11.1, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party except to pay such expenses as are required of it and to comply with the confidentiality provisions of Section 6.6. Except in the case of a termination pursuant to Sections 11.1(a) or (e), such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach of a representation, warranty or agreement made by any other party.

11.3    Amendment. This Agreement and the Exhibits and Schedules hereto may be amended at any time prior to the Closing provided that any such amendment is approved in writing by each of the parties. All representations and warranties which are true and correct as modified and approved shall be deemed true and correct for the purposes of Sections 7.1 and 8.1.

11.4    Extension; Waiver. At any time prior to the Closing any party to this Agreement may (a) extend the time for the performance of any of the obligations of another party, (b) waive a breach of a representation or warranty by another party, or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

ARTICLE XII
GENERAL PROVISIONS

12.1   Notices. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (a) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means, or (b) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

If to Seller, to the Representative:

Bradington-Young, LLC
P. O. Box 487, 920 E. First Street
Cherryville, NC 28021
Attention: Ben S. Causey
Tel. No.: 704-435-6875
Fax No.: 704-435-4276

with a copy to:

Kirk Palmer & Thigpen, P.A.
1045 Providence Road
Suite 200
Charlotte, NC 28207
Attention: H. William Palmer, Jr.
Tel. No.: 704-332-8000
Fax No.: 704-332-8264

If to the Members, to:

Charles S. Young, Jr.
1709 Verdict Ridge Drive
Denver, NC 28037

C. Scott Young
1092 Orchard Knoll Ct.
Newton, N.C. 28658

Craig S. Young
8115 Buena Vista Dr.
Denver, N.C. 28037

Ben S. Causey
510 Lithia Inn Road
Lincolnton, N.C. 28092

Clark S. Young
5601 Blue Heron Dr.
Greensboro, N.C. 27455

Jay A. Young
4219 Lundy Mountain Lane
Signal Mountain, TN 37377

If to Hooker or Buyer, to:

Hooker Furniture Corporation
P. O. Box 4708
Martinsville, Virginia 24118

or

440 East Commonwealth Boulevard
Martinsville, Virginia 24112
Attention: E. Larry Ryder
Tel. No.: 276-656-3314
Fax No.: 276-632-0026

with a copy to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
Attention: Karl M. Strait, Esq.
Tel. No.: 804-775-1133
Fax No.: 804-698-2184

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

12.2     Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its choice of law rules.

12.3    Schedules. The information contained in any schedule which is referred to in any section of this Agreement shall be deemed to have been disclosed in connection with, and to be incorporated into, that particular section only, and shall not be deemed a part of any other section.

12.4    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

12.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.6    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto, all of which are a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to such subject matter.

12.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither Seller nor any of the Members hereto shall assign its rights or delete its obligations under this Agreement without the express prior written consent of Hooker; provided, however that after the two-year anniversary of the Closing Date, Seller may dissolve without Hooker’s consent.

12.8    Miscellaneous. This Agreement (a) is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies, and (b) shall not be assigned by Seller or any Member without Hooker’s prior written consent.

12.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or the arbitration panel, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purpose of such void or unenforceable provision.

12.10    Offset. If payment of an indemnifiable claim is not paid when due hereunder, the party entitled to payment with respect to such claim or its Affiliate shall have the right to offset the amount of such payment against any other amounts owed by such party to any other party to this Agreement except for amounts due under the Employment Agreements

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

BRADINGTON-YOUNG, LLC	HOOKER FURNITURE CORPORATION

By: /s/ C. SCOTT YOUNG	By: /s/ PAUL B. TOMS, JR.
Name: C. Scott Young Title: Manager	Name: Paul B. Toms, Jr. Title: Chairman and Chief Executive Officer

MEMBERS OF BRADINGTON-YOUNG, LLC	B-Y ACQUISITION LLC

/s/ CHARLES S. YOUNG, JR.	By: /s/ PAUL B. TOMS, JR.
Charles S. Young, Jr.	Name: Paul B. Toms, Jr. Title: Chairman, President and Chief Executive Officer

/s/ C. SCOTT YOUNG
C. Scott Young

/s/ CRAIG S. YOUNG
Craig S. Young

/s/ BEN S. CAUSEY
Ben S. Causey

/s/ CLARK S. YOUNG
Clark S. Young

/s/ JAY A. YOUNG
Jay A. Young